Exhibit 99.1

Clean Wind Energy Tower, Inc.

Letter to Shareholders

Annapolis, MD – July 31, 2012 -- Clean Wind Energy Tower, Inc. (OTCBB: CWET, the “Company”) announced that the Company had communicated to their shareholders of record in a letter that stated: July 31, 2012

To our valued shareholders,

The executive team at Clean Wind Energy Tower, Inc. has been busy pressing forward to monetize our valuable research, proprietary data and Intellectual Property. Last week we announced that our “Core Patent” had been issued and we believe this provides us with a distinct business advantage over any potential competitor in the development of the first Energy Downdraft Tower.

Our principal goal had been to secure a site and obtain all of the necessary entitlements to develop the first Energy Downdraft Tower. We recently announced that the City of San Luis, Arizona unanimously approved the zoning on a parcel of land in San Luis to host our first Tower. Simultaneously, San Luis approved zoning to allow construction of a manufacturing facility at the same location for the assembly of the Tower’s wall sections. Our company also has entered into a separate Development Rights Agreement with San Luis to further support the addition of a second Tower on a neighboring property.

Perhaps the most exciting new development comes from the very recent weather data models recently completed by our consultants. It has always been our intention to develop the first Energy Downdraft Tower as inexpensively as possible, while preserving pro forma net cash flows after operations of at least twice that amount required to service the accompanying debt. Actual atmospheric data from the San Luis Tower location area now confirms that we can lower the first Tower height from 3,000 feet down to 2,250 feet without compromising our goal of maintaining 2:1 cash flow coverage for debt service. This modification significantly reduces risk, costs, and construction time as well as water consumption.

In closing, we have certainly come a long way towards achieving our intended goal of developing the first Energy Downdraft Tower. We are rapidly approaching that “turning point “when all that will be needed is sufficient capital to actually construct the first tower. Our objective is to obtain that necessary project capital through partnerships for each Tower. Until then, we will continue to seek to finance our early stage development activities through the public company.

Thank you for your continued support!

Sincerely,

Ronald W. Pickett, President & CEO

Clean Wind Energy Tower, Inc.

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About Clean Wind Energy, Inc.

Clean Wind Energy, Inc. a wholly owned subsidiary of Clean Wind Energy Tower, Inc. has designed and is preparing to develop, and construct large “Downdraft Towers” that use benevolent, non-toxic natural elements to generate electricity and clean water economically by integrating and synthesizing numerous proven as well as emerging technologies.

Our Company’s core objective and focus is to become a leading provider of clean efficient green energy to the world communities at a reasonable cost without the destructive residuals of fossil fuel, while continuing to generate innovative technological solutions for today and tomorrow’s electrical power needs.

In addition to constructing Downdraft Towers in the United States and abroad, the Company intends to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for clean water and electricity. Clean Wind has assembled a team of experienced business professionals, engineering and scientific consultants with access to the breakthrough energy research upon which this technology is founded and the proven ability to bring the idea to market.

Clean Wind has filed several patents that the Company believes will further enhance this potentially revolutionary technology. Clean Wind Energy, Inc. is based in Annapolis MD, and is traded on the OTCBB under the symbol ‘CWET’. For more information, please visit www.cleanwindenergytower.com.

Company Contact:

Clean Wind Energy, Inc.

1997 Annapolis Exchange Parkway

Suite 300

Annapolis, Maryland 21401

Phone: 410-972-4713

E-mail: Info@cwetower.com

Investor Relations Contact:

Jody Janson

Phone: (855) 848-6937

Email: ir@cwetower.com

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release may constitute "forward-looking statements". Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s various filings with the Securities and Exchange Commission (SEC).

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